Exhibit 3.1

SIXTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

GREAT BASIN SCIENTIFIC, INC.

Great Basin Scientific, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”).

DOES HEREBY CERTIFY:

FIRST: That the Corporation was originally incorporated pursuant to the General Corporation Law on August 12, 2008, the Amended and Restated Certificate of Incorporation was filed on August 29, 2008, the Second Amended and Restated Certificate of Incorporation was filed on February 11, 2010, the Third Amended and Restated Certificate of Incorporation was filed on December 31, 2012, the Fourth Amended and Restated Certificate of Incorporation was filed on November 26, 2013 and the Fifth Amended and Restated Certificate of Incorporation was filed on April 21, 2014.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Great Basin Scientific, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended from time to time (the “General Corporation Law”).

ARTICLE IV

A. Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is two billion five hundred fifty-four million three hundred fifty-seven thousand eight hundred fifty-eight (2,554,357,858). One billion eight hundred million (1,800,000,000) shares shall be Common Stock with a par value of $0.001 per share (the “Common Stock”) and seven hundred fifty four million three hundred fifty-seven thousand eight hundred fifty eight (754,357,858) shares shall be Preferred Stock, with a par value of $0.001 per share (the “Preferred Stock”).

Subject to the provisions of Section 5, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote (voting together as a single class on an as-converted basis).

B. Preferred Stock. The Preferred Stock shall be divided into series. The first series shall consist of one hundred nineteen million nine hundred eighty-seven thousand eight hundred ninety-eight (119,987,898) shares and is designated “Series A Preferred Stock.” The second series shall consist of fifty-nine million four hundred sixty-five thousand three hundred fifty (59,465,350) shares and is designated “Series B Preferred Stock.” The third series shall consist of one hundred sixty-five million eight hundred seventy-seven thousand four hundred thirty-five (165,877,435) shares and is designated “Series C Preferred Stock.” The fourth series shall consist of eighty-four million twenty-seven thousand one hundred seventy-five (84,027,175) shares and is designated “Series C-1 Preferred Stock.” The fifth series shall consist of three hundred twenty-five million (325,000,000) shares and is designated “Series D Preferred Stock.”

C. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(C).

1. Dividend Provisions. The holders of shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock, at the per annum rate of 8% per share of the Original Series A Issue Price, the Original Series B Issue Price, the Original Series C Issue Price, the Original Series C-1 Issue Price and the Original Series D Issue Price (as adjusted for any stock splits, stock dividends, combinations, recapitalizations or the like occurring after the date of filing of this Sixth Amended and Restated Certificate of Incorporation), payable when, as, and if declared by the Corporation’s Board of Directors (the “Board of Directors”). Such dividends shall be non-cumulative. The holders of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock, respectively.

2. Liquidation Preference.

(a) In the event of any Liquidity Event (as defined below), whether voluntary or involuntary, the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series C-1 Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock or the Common Stock, by reason of their ownership thereof, an amount equal to two times (2x) the Original Series D Issue Price (as defined below), plus all declared but unpaid dividends on such share for each outstanding share of Series D Preferred Stock held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock in proportion to the full amounts to which they would otherwise be entitled. The “Original Series D Issue Price” shall be equal to $0.0246 per share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series D Preferred Stock occurring after the date of filing of this Sixth Amended and Restated Certificate of Incorporation).

(b) In the event of any Liquidity Event and after payment to the holders of the Series D Preferred Stock of the amounts set forth in Section C.2(a) above, whether voluntary or involuntary, the holders of the Series C Preferred Stock and the Series C-1 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock, the Series A Preferred Stock or the Common Stock, by reason of their ownership thereof, an amount equal to two times (2x) the Original Series C Issue Price (as defined below), plus all declared but unpaid dividends on such share for each outstanding share of Series C Preferred Stock or Series C-1 Preferred Stock held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series C Preferred Stock and the Series C-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Stock and the Series C-1 Preferred Stock in proportion to the full amounts to which they would otherwise be entitled. The “Original Series C Issue Price” and “Original Series C-1 Issue Price” shall be equal to $0.0246 per share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series C Preferred Stock or the Series C-1 Preferred Stock occurring after the date of filing of this Sixth Amended and Restated Certificate of Incorporation).

(c) In the event of any Liquidity Event and after payment to the holders of the Series D Preferred Stock, the Series C Preferred Stock and the Series C-1 Preferred Stock of the amounts set forth in Sections C.2(a) and C.2(b) above, whether voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series A Preferred Stock or the Common Stock, by reason of their ownership thereof, an amount equal to two times (2x) the Original Series B Issue Price (as defined below), plus all declared but unpaid dividends on such share for each outstanding share of Series B Preferred Stock held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock in proportion to the full amounts to which they would otherwise be entitled. The “Original Series B Issue Price” shall be equal to $0.16 per share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series B Preferred Stock occurring after the date of filing of this Sixth Amended and Restated Certificate of Incorporation).

(d) In the event of any Liquidity Event and after payment to the holders of the Series D Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series B Preferred Stock of the amounts set forth in Sections C.2(a), C.2(b) and C.2(c) above, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders the Common Stock, by reason of their ownership thereof, an amount equal to two times (2x) the Original Series A Issue Price (as defined below), plus all declared but unpaid dividends on such share for each outstanding share of Series A Preferred Stock held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the full amounts to which they would otherwise be entitled. The “Original Series A Issue Price” shall be equal to $0.16 per share (subject to adjustment of such fixed dollar amounts for any stock splits, stock dividends, combinations, recapitalizations or the like with respect to the Series A Preferred Stock occurring after the date of filing of this Sixth Amended and Restated Certificate of Incorporation).

(e) After payment to the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock of the amounts set forth in Section C.2(a) through (d) above, all of the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock).

(f) Unless the holders of at least a majority of the outstanding shares of Preferred Stock entitled to vote (voting together as a single class and on an as-converted basis) determine otherwise, a “Liquidity Event” shall mean any: (i) liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary; (ii) acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Corporation; (iii) any transaction or series of related transactions to which the Corporation is a party in which in excess of fifty percent (50%) of the Corporation’s voting power is transferred collectively; or (iv) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Corporation; provided that a Liquidity Event shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Corporation or indebtedness of the Corporation is cancelled or converted or a combination thereof.

(g) If the consideration received by the Corporation in connection with a Liquidity Event is other than cash, its value will be deemed its fair market value, and in the event that such consideration is in the form of securities, they shall be valued as follows:

(A) With respect to consideration other than securities subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsection (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

(h) In the event the requirements of subsection 2(i) below are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(i) below.

(i) The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than fifteen (15) days prior to the stockholders’ meeting called to approve such transaction, or fifteen (15) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than fifteen (15) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened or waived, prospectively or retroactively, upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

3. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price by the Series A Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series A Conversion Price” per share shall be the Original Series A Issue Price, subject to adjustment as set forth in subsection 3(d). Each shares of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series B Conversion Price” per share shall be the Original Series B Issue Price, subject to adjustment as set forth in subsection 3(d). Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C Issue Price by the Series C Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series C Conversion Price” per share shall be the Original Series C Issue Price, subject to adjustment as set forth in subsection 3(d). Each share of Series C-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series C-1 Issue Price by the Series C-1 Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series C-1 Conversion Price” per share shall be the Original Series C-1 Issue Price, subject to adjustment as set forth in subsection 3(d). Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series D. Issue Price by the Series D Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Series D Conversion Price” per share shall be the Original Series D Issue Price, subject to adjustment as set forth in subsection 3(d).

(b) Automatic Conversion. Each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock at the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price or Series D Conversion Price, respectively, in effect at such time upon the earlier of (i) the Corporation’s sale of Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (or any successor to such form) under the Securities Act of 1933, as amended, which results in aggregate gross cash proceeds to the Corporation of not less than $5,000,000 (before deduction of underwriting discounts and commissions) (a “Qualified IPO”) or (ii) the date specified by written consent or agreement of the holders of at least a majority of the outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis).

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued; provided, however, that in the event of an automatic conversion pursuant to subsection 3(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless and until the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executed an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, (i) a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Preferred Stock Conversion Price Adjustments for Certain Dilutive Issuances, Splits and Combinations. The Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price and Series D Conversion Price shall be subject to adjustment from time to time as follows:

(i) (A) If the Corporation shall issue, after the date this Sixth Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price with respect to any series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the

Series C-1 Conversion Price and the Series D Conversion Price, as applicable (each, a “Conversion Price”), in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock.

(B) No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(d)(i)(E)(3) and 3(d)(i)(E)(4), no adjustment of such Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series C-1 Conversion Price or Series D Conversion Price pursuant to this subsection 3(d)(i) shall have the effect of increasing the Series A Conversion Price, the Series B Conversion Price, Series C Conversion Price, the Series C-1 Conversion Price or the Series D Conversion Price above the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price or the Series D Conversion Price, respectively, in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance (whether before, on or after the Filing Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 3(d)(i) and subsection 3(d)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(d)(i)(C) and (d)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 3(d)(i)(A)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 3(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 3(d)(i)(E)(3) or (4).

(ii) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(d)(i)(E)) by the Corporation after the Filing Date other than:

(A) Common Stock issued pursuant to a transaction described in subsection 3(d)(iii) hereof;

(B) Common Stock issuable or issued to employees, officers, directors or consultants of the Corporation or its subsidiaries directly or pursuant to any stock option plan, stock purchase plan, stock bonus plan or similar plan or agreement approved by the Board of Directors;

(C) Common Stock issued upon conversion of the Preferred Stock;

(D) Common Stock issued or issuable (1) in a Qualified IPO or (2) upon exercise of warrants or rights granted to underwriters in connection with such Qualified IPO;

(E) securities issued (1) to persons or entities pursuant to corporate or strategic partnerships or transactions; (2) in connection with a business acquisition by the Corporation (whether by merger consolidation, sale of assets, sale or exchange of stock or otherwise); (3) to landlords in connection with real estate lease transactions; or (4) to lenders or lessors in connection with a bona fide loan or lease financing, that in each such case are approved by the Board of Directors and primarily for purposes other than equity financing;

(F) securities issued pursuant to the conversion or exercise of convertible or exercisable securities the original issuance of which was excluded from the definition of Additional Stock under this subsection 3(d)(ii);

(G) securities issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date; and

(H) any issuance of securities in which the provisions of subsection 3(d)(i) are waived, either prospectively or retrospectively and either generally or in a particular instance, by the written consent or vote by the holders of at least a majority of the then outstanding Preferred Stock (voting together as a single class and on an as-converted basis).

(iii) In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Series A

Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 3(d)(i)(E).

(iv) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of each such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(d)(iii), then, in each such case for the purpose of this subsection 3(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization, reclassification, merger or consolidation of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 3 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reclassification, merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Preferred Stock after the recapitalization, reclassification, merger or consolidation to the end that the provisions of this Section 3 (including adjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price or the Series D Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock or the Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g) No Impairment. The Corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 5 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. This provision will not restrict the Corporation’s right to amend its Certificate of Incorporation with the requisite stockholder consent (including without limitation any consent required by Section 5 below).

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price, the Series C-1 Conversion Price and the Series D Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series D Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Sixth Amended and Restated Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(l) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock or the Series D Preferred Stock may be waived, either prospectively or retrospectively and either generally or in a particular instance, by the written consent or vote of the holders of at least a majority of the then outstanding shares of Preferred Stock (voting together as a single class and on an as-converted basis). Any such waiver shall bind all past, present and future holders of shares of Preferred Stock.

4. Voting Rights.

(a) General Voting Rights. The holder of each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation (the “Bylaws”), and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote except as provided in subsection (b) hereof. The holders of the shares of Series C-1 Preferred Stock shall have no voting rights; provided, however, that holders of the shares of Series C-1 Preferred Stock shall be entitled notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b) Voting for the Election of Directors. The holders of Common Stock (voting together as a single class) shall be entitled to elect one (1) director of the Corporation at each meeting of stockholders at which members of the Board of Directors are to be elected or whenever members of the Board of Directors are to be elected by written consent of the stockholders and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. As long as at least 25% of the shares of the Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock originally issued remain outstanding, the holders of the Series A Preferred Stock, the Series B Preferred Stock and the Series D Preferred Stock (voting together as a single class) shall be entitled to elect one (1) director of the Corporation at each meeting of stockholders at which members of the Board of Directors are to be elected or whenever members of the Board of Directors are to be elected by written consent of the stockholders and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. As long as at least 25% of the shares of the Series C Preferred Stock originally issued remain outstanding, the holders of the Series C Preferred Stock shall be entitled to elect one (1) director of the Corporation at each meeting of stockholders at which members of the Board of Directors are to be elected or whenever members of the Board of Directors are to be elected by written consent of the stockholders and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. As long as Hitachi Chemical Co., Ltd. (“Hitachi”) owns at least 5% of the issued and outstanding shares of capital stock of the Corporation, Hitachi shall be entitled to elect one (1) director of the Corporation at each meeting of stockholders at which members of the Board of Directors are to be elected or whenever members of the Board of Directors are to be elected by written consent of the stockholders and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director. The holders of the Preferred Stock and Common Stock who are entitled to vote (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect the remaining member of the Board of Directors. The holders of the Series C-1 Preferred Stock shall have no rights to vote in the election of directors of the Corporation.

In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock or by Hitachi pursuant to this Section 4(b), the remaining directors so elected by that class or series or Hitachi may by affirmative vote of at least majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of at least a majority of the shares of that class or series or Hitachi), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or Hitachi or by any directors so elected as provided herein may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock or Hitachi entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock or Hitachi represented at the meeting or pursuant to unanimous written consent.

5. Protective Provisions.

(a) As long as at least 25% of the shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series D Preferred Stock originally issued remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (voting together as a single class and on an as-converted basis):

(i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock so as to affect adversely such shares;

(ii) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series A Preferred, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series D Preferred Stock with respect to dividends, voting, conversion or liquidation preference;

(iii) increase or decrease the number of authorized shares of the Preferred Stock;

(iv) take any action that would result in a Liquidity Event;

(v) declare or pay any dividend or any other distributions on the Common Stock or Preferred Stock;

(vi) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons pursuant to (A) agreements under which the Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment and (B) settlement agreements approved by the Board of Directors;

(vii) increase (other than by conversion) the total number of authorized shares of Common Stock issuable under the Corporation’s stock option plans, unless approved by the Board of Directors; or

(viii) change the number of authorized directors of the Corporation.

(b) As long as Hitachi owns at least 5% of the issued and outstanding shares of capital stock of the Corporation, Section IV.C.4(b) relating to Hitachi may not be amended without the express prior written consent of Hitachi.

6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 or otherwise repurchased or redeemed by the Corporation, the shares so converted or redeemed shall be cancelled and shall not be issuable by the Corporation.

D. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(D).

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (C) of Article IV hereof.

3. Redemption. The Common Stock is not redeemable at the election of the holders thereof.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws and this Sixth Amended and Restated Certificate of Incorporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE V

Except as otherwise provided in this Sixth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend or repeal any or all of the Bylaws of the Corporation.

ARTICLE VI

The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Bylaws or by amendment thereof duly adopted by the Board of Directors or by the stockholders, unless such number is otherwise set forth herein.

ARTICLE VII

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE IX

A director of the Corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Sixth Amended and Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of the Corporation shall not apply to or adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal, modification or adoption.

ARTICLE X

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such director, officer, agent or other person occurring prior to, such amendment, repeal or modification.

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THIRD: That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said amendment and restatement was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by the President of the Corporation on this 24th day of July, 2014.

/s/ Ryan Ashton
Ryan Ashton, President